Exhibit 107
Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)
Coeur Mining, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 -Transaction Value

	Proposed Maximum Aggregate Value of Transaction(1)(2)	Fee Rate	Amount of Filing Fee(3)

Fees to Be Paid	$1,461,633,248.71	0.00015310	$223,776.05

Fees Previously Paid	—		—

Total Transaction Valuation	$1,461,633,248.71

Total Fees Due for Filing			d77v style="text-align: center;"> $223,776.05

Total Fees Previously Paid			$223,496.58

Total Fee Offsets			—

Net Fee Due			$279.47

(1)
In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of November 14, 2024, the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the “Acquisition”) applies is estimated, as of November 11, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement), is estimated to be 151,554,104  common shares of SilverCrest (“SilverCrest Shares”), which consists of the sum of: (a) 148,656,601, which consists entirely of issued and outstanding SilverCrest Shares, each entitled to receive a transaction consideration of 1.6022 of a share of common stock of Coeur (“Coeur Common Stock”) and (b) 2,897,503 SilverCrest Shares underlying the SilverCrest options currently issued and outstanding (assuming that any all vesting conditions are satisfied at maximum levels of performance), each SilverCrest option expected to be converted into an option to acquire such number of Coeur Common Stock equal to the product of (a) the number of SilverCrest Shares subject to the option immediately prior to the Effective Time multiplied by (b) 1.6022, net of exercise price.

(2)
In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the Acquisition estimated solely for purposes of calculating the filing fee, as of November 14, 2024, was determined based upon the sum of: (a) 148,656,601 SilverCrest Shares, multiplied by $9.82 (“Market Value”), representing the average of the high and low prices reported on the New York Stock Exchange American for such shares on November 11, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement) and (b) 2,897,503 SilverCrest Shares upon the exercise of options with exercise price below Market Value, multiplied by $0.63 (which is the excess of  the Market Value over $9.19, which is the weighted average exercise price of such options). Upon the closing of the Arrangement, the SilverCrest Shares will be transferred to the registrant in exchange for Coeur Common Stock, par value $0.01 per share and the SilverCrest options will be exchanged for options to receive Coeur Common Stock.

(3)
In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00015310.